Advanced Series Trust
Semi-Annual period ending 6-30-16
File number: 811-5186



Exhibit for Advisory Contract Information for AST Academic
Strategies Asset Allocation Portfolio

Series 1 / Screen #23


Advisory Fee Rate for Fund-of-Funds Segments/Sleeves:
0.72% of average daily net assets

Advisory Fee Rate for Non Fund-of-Funds Segments/Sleeves:
0.71% of average daily net assets to $300 million;
0.70% on next $200 million of average daily net assets;
0.69% on next $250 million of average daily net assets;
0.68% on next $2.5 billion of average daily net assets;
0.67% on next $2.75 billion of average daily net assets;
0.64% on next $4 billion of average daily net assets;
0.62% over $10 billion of average daily net assets



For AST Academic Strategies Asset Allocation Portfolio, the advisory fee rate applicable to the fund-of-funds segments/sleeves is limited to assets invested in other portfolios of the Advanced Series Trust. The advisory fee rate applicable to the non fund-of-funds segments/sleeves excludes assets invested in other portfolios of the Advanced Series Trust. Portfolio assets invested in mutual funds other than the portfolios of the Advanced Series Trust are included in the advisory fee rate applicable to the non fund-of-funds segments/sleeves.